Exhibit (p)(4)(S)

Ares Management LLC

Code of Ethics

This Code of Ethics is designed not only to fulfill technical compliance with applicable regulatory Code of Ethics Rules, but also to eliminate conflicts of interest (actual or apparent) between the personal trading activities of Covered Persons and their Covered Family Members and the interests of Ares and its Clients, including Investors and prospective Investors in our Funds. The reporting and preclearance requirements covered in this Code of Ethics Policy also apply to the accounts and activities of your Covered Family Members. “Covered Family Member” includes any member of your immediate family who is living in your household, such as a spouse, registered domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or person with whom you have an adoptive or “in-law” relationship.

General Standards

All employees are generally designated Covered Persons effective their first date of employment. Non-employee officers, consultants and other temporary workers are evaluated with regard to designation as Covered Persons at the discretion of the CCO. As a Covered Person, you must certify in writing that you have read, understand, and will comply with this Code of Ethics Policy upon such designation and must, at least annually thereafter, acknowledge being subject to the Code of Ethics (as amended) and attest to continued compliance. You owe our clients a fiduciary duty, which prohibits you from:

•	engaging, directly or indirectly, in any business investment in a manner detrimental to any Client

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taking any actions or making any decisions that are inconsistent with loyalty, honesty, and good faith toward Ares and its Clients, or that violate federal securities laws or any other applicable law, rule, or regulation

•	using confidential information gained through your connection to Ares in a manner detrimental to any Client

Before, or at the same time as, you and your Covered Family Members recommend or authorize the purchase, sale, or any other action, in relation to a Covered Security by or for a Client, you must disclose to the CCO:

•	you or your Covered Family Member’s Beneficial Interest in the Covered Security

•	any interest you or your Covered Family Member have, or intend to acquire, in any third-party account in which the Covered Security is held

•	any Beneficial Interest in any other security that may benefit you or your Covered Family Member from the proposed purchase, sale or other action

•	any interest in, or business relationship with, the issuer of the Covered Security by you or a Covered Family Member

You must keep your and any Covered Family Member’s personal securities transactions consistent with this Code of Ethics and ensure that you or any Covered Family Member do not abuse your position of trust and responsibility with Ares.

Limits and Prohibitions on Securities Trades

Investing in IPOs

You and your Covered Family Members are prohibited from taking a long or short position in an IPO of any US public company registered under the 1934 Act. You may, however, request approval from the CCO to invest personally in an IPO of an Ares-Related Security through the pre-clearance process described below.

30-Day Minimum Holding Period

You and your Covered Family Members are prohibited from selling a Covered Security within 30 days of purchasing that Security, or “buying to cover” a Covered Security within 30 days of selling short such Covered Security, unless the transaction is a type that does not require pre-clearance or the CCO has waived the minimum holding period requirement.

Blackout Period

You and your Covered Family Members are generally prohibited from transacting in any Covered Security of an issuer within 5 trading days after any trade has been placed or cancelled on behalf of any Client account involving a security of that issuer or if there is a pending order in a security of that issuer. Thus, you and your Covered Family Members would not be permitted to transact until the sixth business day after a Client transaction or cancellation thereof. This restriction is subject to the following exceptions.

•	There is no blackout period applied to Securities for which pre-clearance is not required.

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The blackout period may be shortened to 2 trading days after any trade has been placed or cancelled on behalf of any Client account for transactions in certain large issuers that meet a certain market capitalization requirement as determined from time to time by the CCO.

Ares-Related Securities

All transactions in Ares-Related Securities must always receive pre-clearance approval (as described below) and are subject to the applicable Insider Trading Policy (or similar Policy) of each entity.

Pre-Clearing Securities Transactions

Pre-Clearance Procedures

Before undertaking any transactions in a Covered Security, you must submit a pre-clearance request and obtain written or electronic approval. Pre-clearance requests should be submitted through the Compliance Portal or as otherwise directed by Compliance.

Pre-clearance approval for a transaction is generally valid for 2 trading days, meaning it expires at the end of the second trading day after the day it was approved. If your personal transaction request is approved Monday, the approval expires at the close of business on Wednesday. The only exceptions are private offerings (for which approvals are valid for 120 days) and any other exceptions specified by the CCO.

If you place “limit,” “stop-loss,” “good-until-cancelled,” or “standing buy/sell” orders are cautioned that transactions receiving preclearance approval must be executed before the preclearance approval expires. At the end of the preclearance approval period, any unexecuted order must be canceled, and a new preclearance request must be submitted and approved if you wish to transact in the security.

If pre-clearance approval expires before your desired transaction is made, you must re-submit and receive written pre-clearance approval. Only the CCO may approve exceptions to this Policy, and must do so on a case-by-case basis.

The CCO may deny or revoke approval for any proposed transaction at any time for any reason. The CCO has full discretion over the approval process, and in certain circumstances (often related to protecting Ares and preserving confidential information, such as the nature or its trading or restricted issues), the reason for denial of pre-clearance request or revocation of approval may not be disclosed to you. Generally, the CCO may deny a pre-clearance request or revoke approval for your requested personal securities transaction if it has the potential to do any of the following:

•	appear as improper conduct

•	conflict with a transaction for a Client

•	violate a confidentiality agreement or informational wall/barrier(s)

•	involve an issuer on our Restricted List

•	compromise Ares’ high ethical standards

Pre-Clearance Exceptions

Pre-clearance is not required for any of the following transactions:

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purchases or sales of Covered Securities over which you have no direct or indirect influence or control (such as transactions in a Managed Account by an unaffiliated and strictly autonomous investment manager) Note that financial advisers of Managed accounts must obtain pre-clearance approval from the CCO for any purchase or sale of Ares-Related Securities.

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purchases or sales under an automatic investment plan, automatic rebalancing plan, dividend reinvestment plan, or other program with a predetermined schedule and allocation, provided either that the program is generally available to shareholders or investors in the issuer or that the initial investment in a Covered Security through the plan is approved in advance by Compliance

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acquisitions of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities

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other non-volitional events, such as exercise or assignment of an option contract at expiration (as opposed to the exercise or closing of an option contract prior to expiration, which requires pre-clearance)

•	automatic acquisition or disposition of an employer’s Securities through the employer’s 401(k) plan, employee stock purchase plan, or other similar program

•	purchases resulting from an exercise of rights issued pro rata to all holders of a class of Securities, to the extent these rights were acquired from the issuer, and the sales of such rights

•	the exercise of a conversion or redemption right, or similar transactions with the issuer of a Security under the terms of the Security

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purchases or sales of shares in exchange-traded funds (“ETFs”), exchange traded notes (“ETNs”), options in them, or structured products for which the underlying performance is based on a particular market index or a portfolio of assets (“Index ETFs”), and in publicly traded closed-end funds (“CEFs”), except for any CEF that is a business development company (“BDC”) or any fund or trust advised by, sub-advised by, or otherwise affiliated with Ares. In addition, this preclearance exception does not apply to trading desk personnel and Investment Committee members in the Credit and the Income Strategy business groups. Note such members or those deemed as such by Compliance must pre-clear any purchase or sale of ETFs, ETNs and CEFs and options in them.

•	purchases or sales of municipal securities or auction rate preferred Securities (ARPS)

•	purchases or sales of currencies or commodities

•	purchases or sales of sovereign debt Securities

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additional contributions to a private offering whose initial investment received pre-clearance approval or was reported as an initial holding (note: this exception does not apply to successive private funds managed by the same adviser) and where your ownership in such investment remains under 5% of the issuers securities or otherwise does not constitute a controlling interest in the issuer. Note that any change to your existing investment (regardless of your ownership percentage) from that of a passive nature to one of an active nature, which may include, acquiring a control position as a result of additional funding or through services as a director, manager, partner, employee or otherwise, must be pre-cleared and reported immediately.

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purchases or sales of options and futures on currencies, indexes, ETFs, ETNs, commodities, options on futures, or on a Security that does not require pre-clearance. This preclearance exception for the purchase or sale of options in ETFs, ETNs and CEFs does not apply to trading desk personnel and Investment Committee members in the Credit and the Income Strategy business groups.

•	charitable donations or other gifts of Securities to anyone other than those at the request of a Business Partner, any government official or their intermediaries

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sales conducted in a brokerage account specifically designated for charitable giving (i.e. where proceeds from sales of securities transferred to the account are donated to various charitable organizations)

Reporting and Review

Your Reporting Obligations

You must submit the following certifications and reports through Compliance Portal or as otherwise directed by Compliance, as required by the Code of Ethics Rules:

a. Initial Certifications. No later than 10 calendar days after becoming a Covered Person, you must complete an Initial Covered Account Certification, an Initial Covered Securities Certification and an Initial Disclosure Form. The Covered Accounts and Covered Securities-related information reported in these certifications must be dated within 45 days prior to your employment start date. If you fail to submit these certifications by the stated deadline, you will be prohibited from engaging in any personal securities transactions that require pre-clearance until the certifications are submitted. You may be subject to other sanctions as well.

b. Quarterly Certifications. Within 30 days of the end of each calendar quarter, unless on a leave of absence of other exception granted by the CCO, you are required to submit and complete a Quarterly Covered Securities Transaction Certification and a Quarterly Covered Account Certification. These certifications must include all reportable Securities transactions made by you or your Covered Family Members that were effected during the quarter and any active reportable accounts. Compliance may require additional certifications.

c. Annual Holdings Report. Within 30 days of each calendar year end, you must complete an Annual Covered Securities Certification for all Covered Securities held by you or your Covered Family Members in a Covered Account, except for those held in Managed accounts, as of each December 31.

Account Reporting

a. New Accounts. You must promptly report any newly established Covered Accounts for which you and your Covered Family Members have Beneficial Interest, including those that are managed by an independent third-party. If a broker requires authorization from you to provide Ares with duplicate account information, you must provide this authorization promptly upon request by Compliance. You are prohibited from making any transactions that require pre-clearance approval in that account unless the account has been reported in the Compliance Portal. You must report any new accounts not already reported before completing the Quarterly Covered Account Certification.

U.S.-based employees must maintain their Covered Securities holdings with an approved electronic broker. New employees must transfer any Covered Securities holdings not held with an approved electronic broker to an account with an approved electronic broker within 90 days from their start date.

b. Duplicate Account Information and Electronic Monitoring. You must provide Compliance with copies of trade confirmations and account statements for your Covered Accounts that hold Covered Securities. These may be forwarded directly to Compliance by the financial institutions where the accounts are maintained. If the financial institution does not or cannot directly provide transaction activity and holdings information on a regular basis, you are responsible for promptly providing such trade confirmations and statements to Compliance.

Exceptions from Reporting Requirements

You do not need to report Covered Securities holdings or transactions made in Managed Accounts. A Managed Account is an account managed by an unaffiliated and strictly autonomous investment manager or third-party and over which you or your Covered Family Member have no direct or indirect influence or control.

To qualify for these reporting exceptions, you must provide Compliance with a copy of the agreement used in establishing the Managed Account. This agreement must indicate that you cannot directly or indirectly influence the trading or timing of transactions in the account(s).

At the discretion of Compliance, you may be required to complete periodic certifications to represent that you do not have the ability to influence or control trading and that you will not attempt to do so. You may also be required to inform your investment manager of restricted securities and provide copies of statements when requested.

Review of Reports and Information; Sanctions

The CCO, or another person under the CCO’s direction and supervision, will oversee the review of all employee reports of Covered Accounts, Covered Securities and transactions for any potential Code of Ethics Policy violations. If an actual or potential violation is detected, the employee will first be offered an opportunity to supply additional explanatory information or material. If Compliance determines that a violation of the Code has occurred, the Company may impose appropriate sanction(s), such as the issuance of a warning or violation memorandum, mandatory training, a ban on personal trading, disgorgement of profits, a suspension (with or without pay), or termination of employment.

Confidentiality

All reports, duplicate account statements, and other information submitted as required by this Code of Ethics will be treated as confidential and intended solely for internal use unless Ares is required to disclose it to a regulatory or governmental agency.

Disclaimer of Beneficial Interest

For any personal securities holdings information you are required to report in relation to any Covered Family Members’ securities holdings, you may at any time deliver to the CCO a statement that your submission of any such personal securities information does not constitute an acknowledgment that you have any direct or indirect Beneficial Interest in any securities about which information has been provided.

Adopted: September 6, 2016